Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1, of our report dated November 16, 2020, relating to the balance sheet of 10X Capital Venture Acquisition Corp. as of August 11, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 10, 2020 (inception) through August 11, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 16, 2020